SCHEDULE 14A INFORMATION
                       Proxy Statement Pursuant to Section
                             14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [ X ]

Filed by Party other than the Registrant [ ]
Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to ss. 240.14a-11(c) or ss. 240.14a-12

                                    C3, INC.
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                (Name of Registrant as Specified in Its Charter)

     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)  Title of each class of securities to which transaction applies:

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     2)  Aggregate number of securities to which transaction applies:

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     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     4)  Proposed maximum aggregate value of transaction:

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     5)  Total fee paid:

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 [ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
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     2)  Form, Schedule or Registration Statement No.:
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     3)  Filing Party:
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     4)  Date Filed:
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

                           [C3,INC. LOGO APPEARS HERE]

                             3800 Gateway Boulevard
                                    Suite 311
                        Morrisville, North Carolina 27560
                                 (919) 468-0399



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                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  May 15, 2000
 -------------------------------------------------------------------------------


To the Shareholders of C3, Inc.:

         The Annual Meeting of the Shareholders of C3, Inc. (the "Company") will be held at the Sheraton Imperial Hotel, 4700 Emperor Boulevard, Durham, North Carolina, on Monday, May 15, 2000 at 10:00 A.M., Eastern Daylight Savings Time, for the following purposes:

         1) To elect two members to the Board of Directors with terms expiring at the annual meeting in 2003;

         2) To amend the Company's Articles of Incorporation to change the Company's name to Charles & Colvard, Ltd.

         3) To consider and vote upon a proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2000; and

         4) To transact such other business as may properly come before the meeting or any adjournment thereof.

         The Board of Directors has fixed the close of business on April 3, 2000 as the record date for the determination of shareholders entitled to vote at the meeting. Accordingly, only shareholders who are holders of record at the close of business on that date are entitled to notice of and to vote at the meeting.

         A PROXY CARD IS ENCLOSED FOR THE CONVENIENCE OF THOSE SHAREHOLDERS WHO DO NOT PLAN TO ATTEND THE ANNUAL MEETING IN PERSON BUT DESIRE TO HAVE THEIR SHARES VOTED. IF YOU DO NOT PLAN TO ATTEND THE ANNUAL MEETING, PLEASE COMPLETE AND RETURN THE PROXY CARD IN THE ENVELOPE PROVIDED FOR THAT PURPOSE. IF YOU RETURN YOUR CARD AND LATER DECIDE TO ATTEND THE ANNUAL MEETING IN PERSON OR FOR ANY OTHER REASON DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE YOUR PROXY IS VOTED.

                                               For the Board of Directors,

                                                     /s/ ROBERT S. THOMAS
                                                     --------------------
                                                         Robert S. Thomas
                                                                President


April 5, 2000

                           [C3,INC. LOGO APPEARS HERE]

                             3800 Gateway Boulevard
                                    Suite 311
                        Morrisville, North Carolina 27560
                                 (919) 468-0399



                        --------------------------------
                                 PROXY STATEMENT
                        --------------------------------


         This Proxy Statement is furnished to the Shareholders of C3, Inc. (the "Company") in connection with the solicitation of proxies, by the Board of Directors of the Company, for use at the 2000 Annual Meeting of the Shareholders of the Company (the "Annual Meeting") to be held at the Sheraton Imperial Hotel, 4700 Emperor Boulevard, Durham, North Carolina, on Monday, May 15, 2000 at 10:00 A.M., Eastern Daylight Savings Time, and all adjournments thereof. This Proxy Statement and the accompanying proxy card are being mailed on or about April 5, 2000.

Voting Securities

         The Company's common stock, no par value per share (the "Common Stock"), is the only outstanding voting security of the Company. The Board of Directors has fixed the close of business on April 3, 2000 as the record date (the "Record Date") for the determination of shareholders entitled to vote at the Annual Meeting. Accordingly, each holder of record of Common Stock as of the Record Date is entitled to one vote for each share of Common Stock held. As of March 1, 2000, there were 7,119,471 shares of Common Stock outstanding.

Voting Procedures

         The holders of a majority of the shares of Common Stock entitled to vote at the Annual Meeting, present in person or represented by proxy, constitute a quorum for the transaction of business at the Annual Meeting. If a quorum is present at the beginning of the Annual Meeting, the shareholders may continue to transact business until adjournment, notwithstanding the withdrawal of enough shareholders to leave less than a quorum. Abstentions, shares that are withheld as to voting with respect to one or more of the director nominees and shares held by a broker, as nominee, that are voted at the discretion of the broker on any matter will be considered to be present for purposes of determining whether a quorum exists.

         Under North Carolina law, directors are elected by a plurality of the votes cast by the shares of Common Stock present in person or by proxy and entitled to vote in the election of directors. Shares that are withheld as to voting with respect to a director nominee and shares held of record by a broker, as nominee, that are not voted will not be counted for purposes of electing directors. The affirmative vote of the holders of at least a majority of the shares of the Company's outstanding common stock will be required to approve the proposal to amend the Company's articles of incorporation to change the Company's name. Under the Company's Bylaws, the proposal to ratify the appointment of independent auditors for the year ending December 31, 2000 will be approved if the number of shares voted in favor of the proposal exceeds the number of shares voted against the proposal. Abstentions and shares held of record by a broker, as nominee, that are not voted on such proposal will not effect the outcome of such proposal.

Voting of Proxies

         The shares represented by the accompanying proxy card and entitled to vote will be voted if the proxy card is properly signed and received by the Secretary of the Company prior to the Annual Meeting. Where a choice is specified on any proxy card as to the vote on any matter to come before the Annual Meeting, the proxy will be voted in accordance with such specification. Where no choice is specified, the proxy will be voted for the election of the persons nominated to serve as the directors of the Company and named in this Proxy Statement, for the amendment of the Company's Articles of Incorporation to change the company's name to Charles & Colvard, Ltd., for the proposal to ratify the appointment of Deloitte & Touche LLP as independent auditors for the year ending December 31, 2000 and in such manner as the persons named on the enclosed proxy card in their discretion determine upon such other business as may properly come before the Annual Meeting or any adjournment thereof. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of the Company, by attending the Annual Meeting and giving notice of his or her intention to vote in person or by executing and delivering to the Company a proxy bearing a later date.

Expenses of Solicitation

         The Company will bear the entire cost of the solicitation of proxies from its shareholders. Following the mailing of this Proxy Statement and the accompanying proxy card, the directors, officers and employees of the Company may solicit proxies on behalf of the Company in person, by telephone or by other electronic means. The Company may reimburse persons holding shares for others in their names or in those of their nominees for their reasonable expenses in sending proxy material to their principals and obtaining their proxies. The Company will use the services of Corporate Investor Communications, Inc. to aid in the solicitation of proxies at an anticipated fee of $750 plus reasonable expenses.

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth information with respect to the beneficial ownership of Common Stock as of March 1, 2000 by (i) each person known by the Company to own beneficially five percent or more of the Company's outstanding shares of Common Stock; (ii) each director and director nominee of the Company; (iii) each executive officer of the Company; and (iv) all current directors, director nominees and executive officers as a group. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder's name.

                                        Common Stock
Name (1)                               Beneficially Owned      Percent of Class
--------                               ------------------      ----------------

General Electric Pension Trust (2)               581,737                8.2%
Jeff N. Hunter (3)                               330,566                4.6%
Ollin B. Sykes (4)                               206,378                2.9%
Robert S. Thomas (5)                             154,246                2.2%
Mark W. Hahn (6)                                 129,374                1.8%
Kurt Nassau (7)                                   64,620                 *
Frederick A. Russ (8)                             33,060                 *
Earl. R. Hines (9)                                37,245                 *
Howard Rubin (10)                                 23,100                 *
Richard G. Hartigan, Jr. (11)                     20,166                 *
Mark D. Kellam (12)                                8,666                 *
Barbara Kotlikoff (13)                             5,500                 *
David Fudge (14)                                   1,000                 *
Cecil Raynor                                         --                  *
Directors, Director Nominees
and Executive Officers as a Group
(12 persons) (15)                              1,013,941               14.2%

* Indicates less than one percent

(1) Unless otherwise indicated, the address of each person is 3800 Gateway Boulevard, Suite 311 Morrisville, NC 27560.

(2) The mailing address of General Electric Pension Trust is 3003 Summer Street, Stamford, Connecticut 06904.

(3) Includes (i) 170,400 shares of Common Stock held jointly by Mr. Hunter and his spouse, Paula K. Berardinelli, over which Mr. Hunter has shared voting and investment power, (ii) 144,074 shares of Common Stock issuable to Mr. Hunter upon exercise of options granted under the 1996 Option Plan of C3, Inc. (the "1996 Option Plan") and 1997 Omnibus Stock Plan of C3, Inc. (the "1997 Omnibus Plan"), (iii) 700 shares of Common Stock held in trust for the benefit of Zachary Hunter, Mr. Hunter's minor son, over which Dr. Berardinelli has sole voting and investment power, and (iv) 14,792 shares of Common Stock held by Dr. Berardinelli. See "Executive Compensation--Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Option/SAR Values." Mr. Hunter disclaims beneficial ownership of the shares of Common Stock held by Dr. Berardinelli and the shares of Common Stock held in trust for the benefit of his son.

(4) Includes (i) 32,210 shares of Common Stock held by the Sykes & Co., P.A. Profit Sharing Plan & Trust, (ii) 2,200 shares of Common Stock held in Mr. Sykes' individual retirement account, (iii) 1,000 shares of Common Stock held by Lou S. Sykes, Mr. Sykes' spouse, (iv) 2,100 shares of Common Stock held by Mr. Sykes' minor sons, over which Mr. Sykes has shared voting and investment power, and (v) 78,466 shares of Common Stock issuable upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan. See "Board of Directors--Compensation of Directors."

(5) Includes (i) 20,000 shares of Common Stock held jointly by Mr. Thomas and his spouse, Mary Ann Thomas, over which Mr. Thomas has shared voting and investment power and (ii) 80,866 shares of Common Stock issuable to Mr. Thomas upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan.

(6) Includes (i) 119,366 shares of Common Stock issuable to Mr. Hahn upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan and (ii) 9,720 shares of Common Stock issuable to his spouse, Linda Hahn, upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan. Mr. Hahn disclaims beneficial ownership of the shares of Common Stock issuable to Mrs. Hahn.

(7) Includes (i) 500 shares of Common Stock held jointly by Dr. Nassau and his spouse, Julia Nassau, over which Dr. Nassau has shared voting and investment power and (ii) 64,120 shares of Common Stock issuable upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan. See "Board of Directors--Compensation of Directors."

(8) Includes 32,060 shares of Common Stock issuable upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan. See "Board of Directors--Compensation of Directors."

(9) Includes (i) 30,788 shares of Common Stock issuable to Mr. Hines upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan and (ii) 6,457 shares of Common Stock issuable to his spouse, Jackie Hines, upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan. Mr. Hines disclaims beneficial ownership of the shares of Common Stock issuable to Mrs. Hines.

(10) Includes (i) 400 shares of Common Stock held by Gail Levine, Mr. Rubin's spouse and (ii) 22,200 shares of Common Stock issuable to Mr. Rubin upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan. See "Board of Directors - Compensation of Directors."

(11) Includes 14,166 shares of Common Stock issuable upon exercise of options granted under the 1997 Omnibus Plan.

(12) Includes 6,666 shares of Common Stock issuable upon exercise of options granted under the 1997 Omnibus Plan.

(13) Includes 5,500 shares of common stock issuable upon exercise of options granted under the 1997 Omnibus Plan.

(14) Includes 1,000 shares of Common stock held in Mr. Fudge's individual retirement account.

(15) Includes (i) 243,910 shares of Common Stock over which certain directors and executive officers have shared voting and investment power and (ii) 592,249 shares of Common Stock issuable upon exercise of options granted under the 1996 Option Plan and 1997 Omnibus Plan. See "Board of Directors--Compensation of Directors" and "Executive Compensation--Aggregated Option/SAR Exercises in the Last Fiscal Year and Fiscal Year-End Option/SAR Values." Does not include 581,737 shares of Common Stock beneficially owned by GEPT.

Board of Directors

         The business and affairs of the Company are managed under the direction of the Board of Directors, as provided by North Carolina law and the Company's Bylaws. The Board of Directors establishes corporate policies and strategies and supervises the implementation and execution of those policies and strategies by the Company's officers and employees. The directors are kept informed of the Company's operations at meetings of the Board, through reports and analyses prepared by, and discussions with, the Company's management.

Meetings of the Board of Directors

         The Board of Directors meets on a regularly scheduled basis and met four times during the year ended December 31, 1999. During 1999, each director attended at least 75% of the aggregate of all meetings of the Board of Directors and of the committees of the Board of Directors on which that director served.

Election of Directors

         The Bylaws of the Company provide that the Board of Directors shall consist of one or more members and at any time that it consists of nine or more members. The Board of Directors has reduced the number of directors from nine to seven effective as of the Annual Meeting. Under North Carolina law, the Company cannot have staggered director terms unless it has at least nine Directors. Accordingly, newly elected Directors will serve one year terms. The terms of incumbent Directors are not affected. The two persons named below have been nominated to serve on the Board of Directors until the 2001 Annual Meeting of the Shareholders or until their successors are elected and qualified. Each of the director nominees is currently a member of the Board of Directors. The age and a brief biographical description of each director nominee are set forth below.

Nominees for Election as Directors with Terms Expiring in 2001

         Cecil D. Raynor (56) has served as a director of the Company since November 1999. Since November 1976 Mr. Raynor has been employed with Nortel Networks Corporation including currently as Vice President, Manufacturing. Mr. Raynor earned his Masters of Business Administration from the University of Utah.

         Ollin B. Sykes (48) has served as a director of the Company since October 1997 and has been a consultant to the Company since July 1997. Since 1984, he has served as the president of Sykes & Company, P.A., a regional accounting firm specializing in accounting, tax and financial advisory services. Mr. Sykes earned his Bachelor of Science degree in accounting at Mars Hill College and is a Certified Public Accountant and a Certified Management Accountant. Mr. Sykes is a second cousin once removed of Jeff N. Hunter.

Information Concerning Continuing Directors

         Certain information as to each director who will continue in office is set forth below. The information appearing below and certain information regarding beneficial ownership of securities by such directors contained in this Proxy Statement has been furnished to the Company by the directors.

Continuing Directors with Terms Expiring in 2001

         Richard G. Hartigan, Jr. (63) has served as a director of the Company since June 1998. Since 1995 Mr. Hartigan has served as President of the Hartigan Consulting Group, which provides sales, marketing, and sales promotion consulting services primarily to companies in the cosmetics industry. From 1969 to 1990, he was employed by Estee Lauder Companies Inc., a national cosmetics concern, in various positions, including as Executive Vice President. From 1990 to 1994, Mr. Hartigan served as President and Chief Executive Officer of Lancaster Group North America, a cosmetics company Mr. Hartigan helped establish in 1990. He earned his Bachelor of Business Administration degree from Boston College in Chestnut Hill, Massachusetts.

         Kurt Nassau (72) has served as a director of the Company since August 1996 and has provided consulting services to the Company since April 1997. Since 1990, Dr. Nassau has served as the President of Nassau Consultants where he specializes in advising companies on gemology and color. Dr. Nassau is a former Distinguished Research Scientist with AT&T Bell Labs and is the author of 16 patents and 5 books on gemology and the science of color. Dr. Nassau earned his Ph.D. in physical chemistry at the University of Pittsburgh and is a former 20-year member of the Board of Governors of the Gemological Institute of America.

         Frederick A. Russ (55) has served as a director of the Company since November 1996. Dr. Russ has served as Dean of the College of Business Administration at the University of Cincinnati since September 1994. From July 1989 to September 1994, he was Marketing Department Head and Professor of Marketing at the University of Cincinnati. Dr. Russ served on the Board of Directors of Cree, Inc. ("Cree") from 1988 to 1992. He earned his Ph.D. in industrial administration at Carnegie-Mellon University.

Continuing Directors with Terms Expiring in 2002

         Jeff N. Hunter (43), one of the founders of the Company, has served as the Company's Chief Executive Officer and Chairman of the Board since June 1996, and as a director since the Company's inception in June 1995. From June 1996 to June 1998, Mr. Hunter served as President of the Company and from June 1995 to June 1996 he served as Secretary and Treasurer of the Company. From July 1980 to May 1996, he was employed in various capacities with North Carolina State University, including as Director of Business, Finance and Research Administration for the College of Engineering. Mr. Hunter received his Master of Science degree in management science from North Carolina State University.

         Barbara Kotlikoff (51) has served as a director of the Company since October 1998. Since 1995, Ms. Kotlikoff has been employed with Monet Group, Inc. including currently as President. From 1994 to 1995, Ms. Kotlikoff was employed as Managing Director Retail for Harry Winston, Inc., a jewelry designer and retailer. From 1987 to 1994 Ms. Kotlikoff held various positions with Nina Ricci, Inc., a subsidiary of Nina Ricci, SA, including as President and CEO. Ms Kotlikoff earned a Bachelor of Arts degree from the University of Pennsylvania.

Director Emeritus

         Howard Rubin (75) has served as a director of the Company since November 1996 and has been a consultant to the Company since February 1997. Since 1992, he has served as President of GemDialogue Systems, Inc., a consulting company which provides jewelry appraisal and gemological training services to jewelers and business process improvement services to jewelry manufacturers. Mr. Rubin received a graduate gemology degree from the Gemological Institute of America in 1959.

         In accordance with the corporate governance principles adopted by the Company, Mr. Rubin is not seeking re-election to the Board. In recognition of Mr. Rubin's service to the Company, the Board has appointed Mr. Rubin as a Director Emeritus for a three year period whereby he may attend board meetings at the invitation of the Board, but will have no voting rights. Mr. Rubin may also provide consulting services to the Company renewable annually upon approval of the Board.

Committees of the Board of Directors

         The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee.

         The Audit Committee, established in October 1997, has the authority to nominate an independent public accounting firm to serve as the Company's external auditor, to direct, monitor and discuss with such auditors the scope, timing and results of their audit, to implement internal accounting controls and to review the Company's annual financial statements and the auditors' report thereon. The Audit Committee, which had four meetings in 1999, is composed of Mr. Leutzinger, Dr. Russ and Mr. Sykes. Mr. Leutzinger resigned from the Board in November 1999.

         The Compensation Committee, established in October 1997, has the authority to determine the cash and non-cash compensation of each officer, salaried employee and consultant of the Company, other than members of the Board of Directors, to establish and administer the Company's insurance and benefits plans and to administer the Company's stock option plans. The Compensation Committee also recommends to the full Board of Directors the cash and non-cash compensation (including stock options and awards) to be paid to each member of the Board of Directors who serves as an officer, employee or consultant of the Company. The Compensation Committee, which had seven meetings in 1999, is composed of Mr. Hartigan, Dr. Russ and Mr. Sykes.

         The Nominating Committee, established in February 1999, is responsible, on an annual basis and upon the request of the Board or its Chairman, for developing a list of potential nominees for Director, including nominations from shareholders, if any, and for investigating and evaluating the potential nominees' qualifications to serve as a Director, the compliance of all nominations with the Bylaws of the Company, and for making recommendations to the Board concerning such nominations. The Nominating Committee also has responsibility for reviewing issues of corporate governance and making recommendations thereon to the Board. The Nominating Committee is composed of Mr. Hartigan, Ms. Kotlikoff and Dr. Nassau.

Compensation of Directors

         The Company does not presently pay cash fees to its directors but does reimburse directors for expenses incurred in their capacity as directors; however, the Company pays board members $500 per day for special committee work. Directors who are employees of the Company are not separately compensated for their service on the Board of Directors. Non-employee directors have been granted options to purchase Common Stock of the Company as compensation for their services during the year ended December 31, 1999 and in prior years.

         In 1998 the Company adopted the practice of granting non-employee directors options to purchase 5,000 shares of Common Stock, which vest immediately before the next scheduled annual meeting, as compensation for the ensuing year's service (the "annual grant") and an initial grant of options to purchase 7,500 shares of Common Stock, which vest ratably over a three-year period, upon their first election to the Board of Directors (the "initial grant").

         In 1999, each of the non-employee directors received an annual grant of 5,000 options exercisable at $15.00 per share. Mr. Raynor was granted an annual grant of 2,500 options, calculated on a pro-rata basis at the time of his election, exercisable at $8.38 per share. Mr. Raynor was granted an initial grant of 7,500 options upon his initial election to the Board of Directors exercisable at $8.38 per share. In 1998 each of the non-employee directors received an annual grant of 5,000 options exercisable at $8.75 per share. Ms. Kotlikoff was granted an annual grant of 3,000 options, calculated on a pro-rata basis at the time of her election, exercisable at $7.50 per share. Mr. Hartigan and Ms. Kotlikoff were granted initial grants of 7,500 options each upon their initial elections to the Board of Directors, exercisable at the same per share price as their respective annual grants.

         Prior to the Company's initial public offering in November 1997, the Company granted to each non-employee director, options to purchase an aggregate of 30,560 shares of Common Stock. Options to purchase 25,560 shares were granted under the 1996 Option Plan and options to purchase 5,000 shares were granted under the 1997 Omnibus Plan.

         When issued, the options granted under the 1996 Option Plan (the "1996 Directors Options") were scheduled to vest in three equal, annual installments beginning on the first anniversary of the date of grant. The 1996 Directors Options were granted at the prices and on the dates described below. In July 1996, Dr. Nassau was granted an option to purchase 17,040 shares at an exercise price of approximately $1.88 per share. In September 1996, Mr. Rubin was granted an option to purchase 17,040 shares at an exercise price of approximately $2.70 per share. In October 1996, Dr. Russ was granted an option to purchase 17,040 shares at an exercise price of approximately $2.70 per share. In July 1997, Dr. Nassau, Mr. Rubin and Dr. Russ were each granted an option to purchase 8,520 shares at an exercise price of approximately $4.81 per share and Messrs. Leutzinger and Sykes were each granted an option to purchase 25,560 shares at an exercise price of approximately $4.81 per share. In September 1997 the Company made the options granted in July 1997 to the non-employee directors exercisable in full on December 31, 1997 if the Company's initial public offering was completed prior to that date. These options are therefore fully vested and exercisable. Each of the 1996 Directors Options expires on the tenth anniversary of the date of grant.

         The options granted under the 1997 Omnibus Plan (the "1997 Directors Options") were all granted in September 1997 at an exercise price equal to $15.00 per share. Fifteen percent of each of the 1997 Directors Options vested on the consummation of the Company's initial public offering. The remaining 85% of each of the 1997 Directors Options will vest in the event the Company achieves certain specified sales, earnings or margin criteria in 1998, 1999, 2000 and 2001. Any portion of the 1997 Directors Options that has not vested prior to the ninth anniversary of the date of grant will vest on that date. Each of the 1997 Directors Options expires on the tenth anniversary of the date of grant.

         In February 1997, the Company entered into a letter agreement with GemDialogue Systems, Inc., a corporation owned by Mr. Rubin ("GSI"), pursuant to which Mr. Rubin provides consulting services to the Company on staff training in gemological and jewelry trade skills, market research and other matters. Under the letter agreement, the Company pays GSI a monthly retainer of $1,000 and Mr. Rubin is obligated to provide two days of consulting per month. GSI is also entitled to be reimbursed for any expenses incurred in connection with Mr. Rubin's consulting activities. The Company will pay GSI $500 per day for any consulting services in excess of two days per month. If the Company does not require two days of consulting time in any given month, the excess time accumulates, and the Company has the option of waiving the monthly retainer until the accumulated time has been used or extending the term of the letter agreement without charge until the accumulated time is used. The letter agreement had an initial term of one year and has been renewed through December 31, 1999. During the year ended December 31, 1999, the Company paid GSI a total of $11,000 (excluding expense reimbursements) and there were 12 accumulated days of unused consulting time as of December 31, 1999. In September 1997, as additional consideration for his consulting services, the Company issued Mr. Rubin an option to purchase 15,000 shares of Common Stock pursuant to the 1997 Omnibus Plan with substantially the same terms as the 1997 Directors Options.

         The Company entered into a letter agreement with Dr. Nassau effective April 1997 pursuant to which Dr. Nassau provides consulting services to the Company on jewel color, gemological science and other matters. The terms of the letter agreement with Dr. Nassau are substantially the same as the terms of the letter agreement with GSI. During the year ended December 31, 1999, the Company paid Dr. Nassau a total of $14,750 (excluding expense reimbursements) and there were no accumulated days of unused consulting time as of December 31, 1999.

         Dr. Nassau is also assisting the Company in the development of certain of its intellectual property and inventions and, in May 1997, executed an agreement with the Company whereby he agreed to assign to the Company all intellectual property rights concerning the development, manufacture, production, design or marketing of any consumer or industrial applications for SiC created by him. The agreement also provides that, for a one year period beginning on the termination of his service as a director of the Company, Dr. Nassau will not serve as an officer, director, engineer, designer or manager of any entity that engages in the business of developing, manufacturing, producing, designing or marketing SiC material as jewels or gemological testing instruments. The Company granted Dr. Nassau an option to purchase 25,560 shares of Common Stock at an exercise price of approximately $3.45 per share in consideration of this agreement. Dr. Nassau's option becomes exercisable in three equal, annual installments beginning on the first anniversary of the date of grant and expires on the tenth anniversary of the date of grant.

         During 1998 Dr. Nassau assisted the Company in various analyses of the development program with Cree and the results obtained from that program. In July 1998 the Company granted Dr. Nassau an option to purchase 15,000 shares of Common Stock at an exercise price of $8.875 per share in consideration of these services. This option becomes exercisable in three equal, annual installments beginning on the first anniversary of the date of grant and expires on the tenth anniversary of the date of grant.

         In July 1997, the Company entered into a consulting agreement with Mr. Sykes pursuant to which Mr. Sykes may provide finance and business development services to the Company at fees mutually agreed upon by Mr. Sykes and the Company. Mr. Sykes is also entitled to be reimbursed for any expenses incurred in connection with his consulting services. The consulting agreement has an initial term of five years. During the year ended December 31, 1999, the Company paid no cash consulting fees to Mr. Sykes. In connection with the execution of this consulting agreement, the Company granted Mr. Sykes an option to purchase 17,040 shares of Common Stock at an exercise price of approximately $4.81 per share. When issued, Mr. Sykes' option was scheduled to vest in three equal, annual installments beginning on the first anniversary of the date of grant. In September 1997 the Company made Mr. Sykes' option exercisable in full on December 31, 1997 if the Company's initial public offering was completed prior to that date. Mr. Sykes' option is therefore exercisable in full. The option expires on the tenth anniversary of the date of grant. In September 1997, as additional consideration for his consulting services, the Company granted Mr. Sykes an option to purchase 23,000 shares of Common Stock pursuant to the 1997 Omnibus Plan with substantially the same terms as the 1997 Directors Options. In December 1997, as additional consideration for his consulting services, the Company granted Mr. Sykes an option to purchase 40,000 shares of Common Stock at an exercise price of $13.87 per share. This option becomes exercisable in three equal, annual installments beginning on the first anniversary of the date of grant and expires on the tenth anniversary of the date of grant.

         In September 1997, the Company issued Dr. Russ an option to purchase 5,000 shares of Common Stock pursuant to the 1997 Omnibus Plan with substantially the same terms as the 1997 Directors Options. The option was issued in consideration of the sales, marketing and strategic consulting services that Dr. Russ has performed on behalf of the Company without compensation.

         In August 1997, the Company entered into an informal arrangement with Mr. Levy pursuant to which Mr. Levy provides advice on capital funding matters from time to time as requested by the Company. In consideration of these services, the Company issued Mr. Levy an option to purchase 21,300 shares of Common Stock at an exercise price of approximately $4.81 per share. This option becomes exercisable in three equal, annual installments beginning on the first anniversary of the date of grant and expires on the tenth anniversary of the date of grant. The Company does not pay Mr. Levy any cash compensation but does reimburse Mr. Levy for certain expenses incurred in connection with this arrangement. Mr. Levy resigned from the Board in July 1999.

         In February 1998, the Company entered into a consulting agreement with Mr. Hartigan pursuant to which Mr. Hartigan may provide business development services to the Company at a rate of $1,000 per day for the first 10 days of consulting services provided to the Company and $1,500 per day for each additional day of consulting thereafter. Mr. Hartigan is also entitled to be reimbursed for any expenses incurred in connection with his consulting services. The consulting agreement has an initial term of five years. During the year ended December 31, 1999, the Company paid Mr. Hartigan a total of $6,500 (excluding expense reimbursements). In connection with the execution of this consulting agreement, the Company granted Mr. Hartigan an option to purchase 10,000 shares of Common Stock at an exercise price of approximately $9.81 per share. This option becomes exercisable in three equal, annual installments beginning on the first anniversary of the date of grant and expires on the tenth anniversary of the date of grant.

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the annual and long-term compensation paid by the Company to the Company's Chief Executive Officer and its other executive officers whose total salary plus bonus exceeded $100,000 in 1999 (collectively, the "Named Officers")

                           Summary Compensation Table

                                                  ANNUAL COMPENSATION             LONG TERM COMPENSATION
                                     -------------------------------------------------------------------
                                                                                  SECURITIES UNDERLYING
                                                                                      OPTIONS/SARS
NAME AND PRINCIPAL POSITION            YEAR        SALARY $           BONUS $       (NUMBER OF SHARES)
                                       ----        --------           -------       ------------------
Jeff N. Hunter (1)                     1999      $   133,958       $    8,000                ---
     Chairman of the Board and         1998      $   105,417       $      ---                ---
     Chief Executive Officer           1997      $    92,667       $      ---            168,120

Robert S.  Thomas (2)                  1999      $   125,000       $    7,750                ---
     President & Chief Operating       1998      $    67,708       $      ---             20,000
     Officer

Mark W. Hahn (3)                       1999      $   122,000       $    7,750                ---
     Chief Financial Officer,          1998      $   116,917       $      ---                ---
     Secretary and Treasurer           1997      $    98,375       $      ---            132,600

Earl R. Hines (4)                      1999      $   108,541       $   10,000                ---
     Director of Manufacturing         1998      $    88,646       $      ---                ---
                                       1997      $    31,062       $      ---             27,625

Mark D. Kellam (5)                     1999      $   103,992       $   10,000                ---
     Director of Technology            1998      $    64,995       $      ---             20,000


(1) Mr. Hunter has served as Chairman of the Board and Chief Executive Officer since June 1996. Mr. Hunter also served as President from June 1996 to June 1998. Prior to June 1996, Mr. Hunter served as Treasurer and Secretary of the Company.

(2) Mr. Thomas has served as President and Chief Operating Officer since June 1998. Mr. Thomas' compensation for 1998 reflects amounts earned from the commencement of his employment with the Company in June 1998. Option grants in 1997 were related to consulting services provided by Mr. Thomas prior to his employment with the Company.

(3) Mr. Hahn has served as the Chief Financial Officer since October 1996 and as Secretary and Treasurer of the Company since August 1997.

(4) Mr. Hines has served as Director of Manufacturing since March 1997. His compensation for 1997 reflects amounts earned from the commencement of his employment with the Company in March 1997.

(5) Dr. Kellam has served as Director of Technology since May 1998. His compensation for 1998 reflects amounts earned from the commencement of his employment with the Company in May 1998.

             Aggregated Option/SAR Exercises in the Last Fiscal Year
                      and Fiscal Year-end Option/SAR Values

         The following table sets forth the number of shares of Common Stock covered by outstanding stock options held by the Named Officers at December 31, 1999. The Named Officers did not exercise any of their stock options during the year ended December 31, 1999.

                             Number of Securities
                            Underlying Unexercised              Value of Unexercised In-the-Money
                        Options/SARs at Fiscal Year-end          Options/SARs at Fiscal Year-end
                      ------------------------------------    --------------------------------------
Name                   Exercisable        Unexercisable         Exercisable         Unexercisable
----                  ---------------    -----------------    ----------------    ------------------
Jeff N. Hunter           144,073              75,167          $   277,888         $        ---
Robert S. Thomas          80,867              26,083          $    62,611         $        ---
Mark W. Hahn             119,367              55,833          $   197,068         $        ---
Earl R. Hines             30,788               8,500          $    66,226         $        ---
Mark D. Kellam            6,666               13,334          $       ---         $        ---

Employment Agreements and Other Arrangements

         Under an employment agreement effective as of June 1, 1997 which expires annually on May 31, Mr. Hunter is entitled to receive a base salary of $135,000 (effective January 1, 1999) per year and to participate in the Company's incentive compensation plan. If the Company terminates Mr. Hunter's employment without cause, Mr. Hunter is entitled to receive, for the remaining term of his employment agreement, annual compensation equal to the highest annual compensation (including all cash bonuses and other cash-based benefits) received by him during the immediately preceding three calendar years (the "Termination Consideration"), and the Company will take such action as may be required to vest any unvested benefits under any employee stock-based or other benefit plan. If the Company experiences a change of control and Mr. Hunter voluntarily terminates his employment following a reduction in his responsibilities, pay or position, or if his employment is terminated following such change in control, the Company is obligated to pay Mr. Hunter a lump sum equal to approximately three times his Termination Consideration and to continue his benefits for a period of two years, and any unvested benefits under any employee benefit plan will immediately vest and become exercisable. Upon the termination of his employment with the Company, Mr. Hunter is prohibited from competing with the Company or attempting to solicit the Company's customers or employees for a period of one year. Mr. Hunter also participates in the Company's annual incentive plan. See "Report on Executive Compensation--Compensation of the Chief Executive Officer."

         The Company has also entered into an employment agreement with Robert
S. Thomas, the Company's President and Chief Operating Officer. Mr. Thomas' employment agreement, which expires annually on February 28, automatically renews on an annual basis and entitles Mr. Thomas to receive a salary of $125,000 and to participate in the Company's incentive compensation plans. Mr. Thomas has rights substantially the same as those granted to Mr. Hunter in the event his employment is terminated without cause or in the event of a change in control. Upon the termination of his employment with the Company, Mr. Thomas is prohibited from competing with the Company or attempting to solicit the Company's customers or employees for a period of one year.

         The Company has also entered into an employment agreement with Mark W. Hahn, the Company's Chief Financial Officer, Treasurer and Secretary. Mr. Hahn's employment agreement, which expires on July 29, 2002, entitles Mr. Hahn to receive a base salary of $122,000 and to participate in the Company's incentive compensation plan. Mr. Hahn has rights substantially the same as those granted to Mr. Hunter in the event his employment is terminated without cause or in the event of a change in control. Upon the termination of his employment with the Company, Mr. Hahn is prohibited from competing with the Company or attempting to solicit the Company's customers or employees for a period of one year.

         The Company has also entered into an employment agreement with Earl R. Hines, the Company's Director of Manufacturing. Mr. Hines' employment agreement, which expires annually on August 31, and automatically renews on an annual basis, entitles Mr. Hines to receive a base salary of $120,000 and to participate in the Company's incentive compensation plan. Mr. Hines has rights substantially the same as those granted to Mr. Hunter in the event his employment is terminated without cause or in the event of a change in control. Upon the termination of his employment with the Company, Mr. Hines is prohibited from competing with the Company or attempting to solicit the Company's customers or employees for a period of one year.

         The Company has also entered into an employment agreement with Mark D. Kellam, the Company's Director of Technology. Dr. Kellam's employment agreement, which expires annually on December 31, automatically renews on an annual basis and entitles Dr. Kellam to receive a base salary of $104,000 and to participate in the Company's incentive compensation plans. If the Company terminates Dr. Kellam's employment without cause, Dr. Kellam is entitled to receive, for the remaining term of his employment agreement, payments at a rate equal to his then-current annual salary (the "Termination Consideration"), and the Company will take such action as may be required to vest any unvested benefits under any employee stock-based or other benefit plan which are scheduled to vest within 180 days of the termination date. If the Company experiences a change of control and Dr. Kellam voluntarily terminates his employment following a reduction in his responsibilities, pay or position, or if his employment is terminated following such change in control, the Company is obligated to pay Dr. Kellam a lump sum equal to approximately two times his Termination Consideration and to continue his benefits for a period of two years, and any unvested benefits under any employee benefit plan will immediately vest and become exercisable. Upon the termination of his employment with the Company, Dr. Kellam is prohibited from competing with the Company or attempting to solicit the Company's customers or employees for a period of one year.

         Effective November 1, 1999, the Company entered into an employment agreement with David Fudge, the Company's Vice President of Sales. Mr. Fudge's employment agreement, which expires on October 31, 2002, entitles Mr. Fudge to receive a base salary of $125,000 and to participate in the Company's incentive compensation plan. This agreement also specifies a formula for annual increases to his base salary based upon the rate of increase in net sales of the Company from year to year and provides a commission based on the number of carats of moissanite jewels shipped. Mr. Fudge has rights substantially the same as those granted to Mr. Hunter in the event his employment is terminated without cause or in the event of a change in control. Upon the termination of his employment with the Company, Mr. Fudge is prohibited from competing with the Company or attempting to solicit the Company's customers or employees for a period of one year.

         The 1996 Option Plan provides that, in the event of a change in control of the Company, all stock options granted pursuant to the 1996 Option Plan will immediately vest and become exercisable. The 1997 Omnibus Plan provides that, upon a change of control of the Company (as defined in the 1997 Omnibus Plan), all options and SARs outstanding as of the date of the change of control shall become fully exercisable, any restrictions applicable to any restricted awards shall be deemed to have expired, and restricted awards shall become fully vested and payable to the fullest extent of the original award. In the event of a merger, share exchange, or other business combination affecting the Company in which the Board of Directors or the surviving or acquiring corporation takes actions which, in the opinion of the Compensation Committee, are equitable or appropriate to protect the rights and interests of participants under the plan, the Compensation Committee may determine that any or all awards shall not vest or become exercisable on an accelerated basis.

Compensation Committee Interlocks and Insider Participation

         Prior to the creation of the Compensation Committee in October 1997, the Board of Directors made all determinations with respect to executive officer compensation. No interlocking relationships exist between the Company's Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. Robert S. Thomas, the Company's President and Chief Operating Officer, participated in the process of determining the compensation to be paid to certain executive officers during 1999. See "Report on Executive Compensation." Mr. Hartigan, Dr. Nassau, Mr. Rubin and Mr. Sykes each have a consulting agreement with the Company. See "Compensation of Directors." All members of the Board of Directors, except Barbara Kotlikoff and Cecil Raynor have purchased and hold securities of the Company. See "Beneficial Ownership."

Report on Executive Compensation

         This report has been prepared to describe the Company's executive compensation policies and the basis for the compensation earned by the Named Officers, during the year ended December 31, 1999.

         GENERAL. The Compensation Committee of the Board of Directors was established in October 1997. The Compensation Committee is authorized to determine the cash and non-cash compensation of each officer, salaried employee and consultant of the Company, other than members of the Board of Directors, to establish and administer the Company's insurance and benefits plans and to administer the Company's stock option plans. The Compensation Committee also recommends for review and approval by the full Board of Directors the cash and non-cash compensation (including stock options and awards) to be paid to each member of the Board of Directors who serves as an officer, employee or consultant of the Company. The Compensation Committee is composed of Mr. Hartigan, Dr. Russ and Mr. Sykes.

         OBJECTIVES AND PHILOSOPHY. The Company's executive compensation policy has been designed to (i) attract and retain qualified executives to fill key management positions, (ii) provide executives with appropriate incentives to achieve a targeted level of performance and (iii) align the interests of the executives with those of the Company's shareholders. The Company seeks to achieve its objectives by providing its executive officers with a comprehensive and competitive salary and benefits package, which currently consists of a base salary, annual incentive plan, and stock options.

         The Compensation Committee evaluates its executive compensation programs from time to time to ensure that the compensation paid to its executive officers is sufficient to attract and retain qualified executives and is fair and reasonable to the Company and its shareholders. The Compensation Committee also reviews and compares the compensation practices of companies that have a similar market capitalization as the Company or that are engaged in similar businesses as the Company to ensure that the Company is offering a competitive compensation package. From time to time, the Compensation Committee may retain an independent compensation and benefit consulting firm to assist it in reviewing its current compensation programs and designing and implementing new programs. In June 1998, the Company engaged Deloitte & Touche LLP to evaluate its compensation practices with respect to its directors and executive officers. As the Company was still in the early stages of development as compared to the peer companies, the Compensation Committee determined that the existing compensation rates were appropriate. The Compensation Committee intends to re-evaluate its compensation practices as the Company further develops.

         COMPONENTS OF COMPENSATION. Executive compensation currently consists of base salaries, participation in an annual incentive plan and stock options awarded under the Company's stock plans. The Compensation Committee may alter the existing components of executive compensation or design and implement new components if it determines that such alterations or additions would further the objectives of the Company's executive compensation policy.

         BASE SALARIES. In September 1997, the Board of Directors reviewed the existing base salary of each executive officer and entered into an employment agreement with each executive officer. In May 1998, the Compensation Committee reviewed and approved a base salary of $104,000 for Mark D. Kellam. In June 1998, the Board of Directors reviewed and approved a base salary of $125,000 for Robert S. Thomas. The base salaries of Mr. Thomas and Dr. Kellam were principally based on a recommendation made by Mr. Hunter in connection with the negotiation of the terms of their employment with the Company. The annual salary of Jeff N. Hunter was increased to $135,000 effective January 1, 1999 based on a recommendation from the Compensation Committee. In November 1999 the Compensation Committee reviewed and approved a base salary of $125,000 for David Fudge. The base salary for Mr. Fudge was principally based on a recommendation made by Mr. Thomas. There is no current established relationship between the base salaries of the executive officers and the performance of the Company.

         ANNUAL INCENTIVE PLAN. The Company has not adopted an Annual Incentive Plan for 2000. The 1999 Annual Incentive Plan was adopted to provide the Company's management, including its executive officers, with an incentive to achieve certain performance targets in 1999. For each calendar quarter in which the Company meets the net income goal for the quarter, $25,000 will be set aside by the Company in a management cash incentive pool. Semiannual payments from the incentive pool would be recommended by management, with approval of the proposed incentive payments by the Compensation Committee. If the Company meets the annual net income goals, the Company will make an additional contribution to the cash incentive pool in an amount equal to the sum of all previous quarterly incentive contributions. On an annual basis, management would recommend an allocation of the management cash incentive pool, and the Compensation Committee would authorize payment of the management incentive payments. Payments aggregating $50,000 were made under the 1999 Annual Incentive Plan.

         STOCK OPTIONS. In June 1996, the Company adopted the 1996 Option Plan, pursuant to which the Company granted options to purchase shares of Common Stock to certain employees, directors and consultants, including the Company's executive officers. Options granted under the 1996 Option Plan are exercisable at prices ranging from approximately $1.88 per share to $7.35 per share and typically vest over a period of 3 years. In September 1997, the Board of Directors modified certain options issued under the 1996 Option Plan, including options granted to certain executive officers, by accelerating the vesting date of such options to December 31, 1997 if the Company completed its initial public offering prior to that date. Consequently, the modified options are now fully vested and exercisable. In October 1997, the Company adopted the 1997 Omnibus Plan which authorized the Company to grant stock options, stock appreciation rights and restricted stock awards. In accordance with the terms of the 1997 Omnibus Plan, the Company, in November 1997, granted options to certain employees, directors and consultants, including its executive officers, at an exercise price of $15 per share. Fifteen percent of each of these options vested upon the completion of the Company's initial public offering and the remaining eighty-five percent of each of these options will vest in the event the Company meets certain performance targets for earnings per share, sales or margins during 1999, 2000 and 2001. The performance targets for 1998 were not met, therefore, no portion of these options vested during that year. Any portion of these options that has not vested prior to the ninth anniversary of the date of grant will vest upon that date. In December 1997, the Company granted options to certain of its directors, consultants and executive officers at an exercise price of $13.87 per share. These options vest in three equal, annual installments beginning on the first anniversary of the date of grant and expire on the tenth anniversary of the date of grant. In November 1998, the Board of Directors granted Mr. Thomas an option to acquire 20,000 shares of Common Stock at an exercise price of $8.125 per share. Seventy-five percent (75%) of Mr. Thomas' option vested and became immediately exercisable on the date of grant and the remaining twenty-five percent (25%) vests and becomes exercisable on the first anniversary of the date of grant. This grant expires on the tenth anniversary of the date of grant. In May 1998, the Board of Directors granted to Dr. Kellam an option to acquire 20,000 shares of common stock at an exercise price of $9.00 per share. This option vests and becomes exercisable in three equal, annual installments beginning in May 1999. This option expires on the tenth anniversary of the date of grant. In November 1999, the Board of Directors granted to Mr. Fudge an option to acquire 60,000 shares of common stock at an exercise price of $9.75 per share. Prior to October 1997, the Board of Directors administered the Company's stock plans. The Compensation Committee now administers each of the Company's stock option plans.

         The number and terms of options granted by the Compensation Committee to executive officers, other than to Mr. Hunter, during 1999 were based principally on either a recommendation made by Messrs. Hunter and Thomas in connection with the negotiation of the terms of such officer's employment with the Company or a review by the Board of Directors of the officer's duties and responsibilities and potential contributions to the success of the Company. During 1999, no new grants of options were made to Mr. Hunter because the Board concluded he had a sufficient equity position for the Company's current levels of development. The Compensation Committee has not adopted any objective criteria that establish a relationship between the number of options granted to executive officers and the Company's performance. The Company believes that stock option awards more closely align the interests of its executive officers with those of the Company's shareholders and provide such officers with appropriate incentives to achieve the Company's performance targets.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER.

         During 1999, the base salary of Jeff N. Hunter, the Chairman of the Board and Chief Executive Officer, was $135,000. This compensation level was determined by the Board of Directors effective January 1, 1999, based on Mr. Hunter's performance during 1998 and the level of compensation paid to other executive officers of the Company. The Company has not adopted any formulaic relationship between the base salary of Mr. Hunter and the performance of the Company. The Compensation Committee will review Mr. Hunter's base salary upon the Company achieving positive cash flow in any calendar quarter. During 1999, Mr. Hunter participated in the 1999 Annual Incentive Plan under which a payment of $8,000 was made.

See "Components of Compensation--Annual Incentive Plan."

             THIS REPORT IS SUBMITTED BY THE COMPENSATION COMMITTEE.

Richard G. Hartigan, Jr.        Frederick A. Russ                Ollin B. Sykes

Performance Graph

         The following line graph and table illustrate the cumulative total shareholder return on the Company's Common Stock over the period beginning on the date of the Company's initial public offering, November 14, 1997, and ending on December 31, 1999 and the cumulative total return over the same period of (i) the Nasdaq Market Index - US and Foreign and (ii) a peer group composed of D.G. Jewelery of Canada Ltd, Lazare Kaplan International Inc. and OroAmerica, Inc. IWI Holdings Limited previously appeared in our peer group, however, they are no longer listed and, therefore, have been excluded from this presentation. The graph assumes an initial investment of $100 and the reinvestment of all dividends.

                        COMPARE CUMULATIVE TOTAL RETURN
                                AMONG C3, INC.,
                    NASDAQ MARKET INDEX AND PEER GROUP INDEX

                            ------------------------
                            [BAR GRAPH APPEARS HERE]
                            ------------------------

                     ASSUMES $100 INVESTED ON NOV. 14, 1997
                          ASSUMES DIVIDEND REINVESTED
                        FISCAL YEAR ENDING DEC. 31, 1999





                             Cumulative Total Return
--------------------------------------------------------------------------------
                                     11/14/97   12/31/97    12/31/98    12/31/99
--------------------------------------------------------------------------------
C3, Inc.                              100.00      78.39       89.83       41.10
-----------------------------
Peer Group Index                      100.00      89.45       83.06       70.56
-----------------------------
Nasdaq Market Index--
US and Foreign                        100.00      97.41       134.42      246.21
-----------------------------

         The Company's peer group primarily consists of gemstone or jewelry manufacturers that sell their products directly to retail jewelers. While these companies have been selected on the basis of the similarities between their businesses and the business of the Company, the Company, unlike the members of the peer group, manufactures and sells a patented lab-created jewel that is not currently available from other sources. The Company therefore believes that comparisons between the Company and the peer group may not accurately and reliably reflect the relative performance of the Company.

                              CERTAIN TRANSACTIONS

Transactions with Cree

         Jeff N. Hunter, one of the founders of the Company and Chairman of the Board and Chief Executive Officer, is the brother of F. Neal Hunter, the Chief Executive Officer of Cree. As of August 13, 1999, based on the shareholdings reported in Cree's proxy statement dated October 1, 1999, certain of Cree's officers and directors own approximately one and one-half percent (1.5%) of the Common Stock outstanding. GEPT, which is the beneficial owner of 8.3% of the Common Stock was, as of August 13, 1999, the beneficial owner of approximately ten percent (8.7%) of the outstanding common stock of Cree.

Exclusive Supply Agreement

         On June 6, 1997, the Company and Cree entered into an Exclusive Supply Agreement (the "Exclusive Supply Agreement"). Under the provisions of the Exclusive Supply Agreement, the Company has agreed to purchase from Cree at least 50%, by dollar volume, of the Company's requirements for SiC crystals for the production of jewels in each calendar quarter. Cree is obligated to supply this amount of materials to the Company, and Cree has agreed not to sell SiC crystals to anyone other than the Company for jewel use. The price for SiC crystals is equal to Cree's loaded manufacturing cost plus a margin, which margin may increase if the price of crystals falls below a specified amount. Through December 31, 2000 the Company has agreed to purchase all crystals produced by existing crystal growers and the Company and Cree have agreed that the price paid to Cree for these SiC crystals will be based upon a sliding scale depending on the quality of each crystal received. The Company and Cree have agreed that such purchases will be limited to approximately $10.5 million for calendar 2000.

         Cree will have to build additional crystal growth systems in order to meet the Company's anticipated requirements for SiC crystals. Under the Exclusive Supply Agreement, Cree may elect, in its sole discretion, to have the Company purchase the additional growth systems that will be required to meet the Company's anticipated demand for SiC crystals or Cree may fund the costs of these systems on its own and recoup its costs by incorporating the costs of the systems into the cost of the SiC crystals purchased by the Company. If Cree elects to have the Company purchase the additional crystal growth systems, such systems must remain at Cree's facilities and ownership of such systems will transfer to Cree when the Company has fully depreciated their cost.

         In May 1998 the Company ordered quantities of SiC crystals exceeding the capacity of the existing crystal growth system. Cree elected to have the Company purchase $3.4 million of additional crystal growers. The first of these crystal growers became operational in August 1998 with all the ordered growers on-line by December 1998. The Company paid the entire $3.4 million purchase price to Cree during 1998.

         In May 1999 the Company ordered quantities of SiC crystals exceeding the capacity of the existing crystal growth system. Cree elected to have the Company purchase $2.8 million of additional crystal growers. The first of these crystal growers became operational in August 1999 with all the ordered growers on-line by December 1999. The Company paid the entire $2.8 million purchase price to Cree during 1999.

         The Exclusive Supply Agreement has an initial term of ten years, which may be extended for an additional ten years by either party if the Company orders in any 36-month period SiC crystals with an aggregate purchase price in excess of $1 million. During the year ended December 31, 1999, the Company made aggregate payments of approximately $12.8 million to Cree for purchases of SiC crystals under the Exclusive Supply Agreement.

Development Agreement

         On July 1, 1998, the Company entered into an Amended and Restated Development Agreement (the "Development Agreement") with Cree which is focused on increasing the yield of usable material in each silicon carbide crystal manufactured by Cree for use by C3 in the production of lab-created moissanite jewels. The Development Agreement establishes performance milestones for 1999 and contemplates that the Company and Cree will revise the performance milestones annually to provide both parties with more flexibility to pursue further color and yield improvements on both 2-inch and 3-inch diameter crystals. The 4-year Development Agreement replaces the June 1997 Development Agreement and the 1998 Supplemental Development Agreement between the parties and requires the Company to fund the program at $2.88 million annually. Either party may terminate the Agreement if Cree does not meet the annual performance milestones or if the Company and Cree do not mutually agree on the performance milestones for the ensuing year. During the year ended December 31, 1998 the Company made aggregate payments of approximately $2.5 million to Cree under the Development Agreement, the 1997 Development Agreement and the 1998 Supplemental Development Agreement.

         In May 1999 the Development Agreement was amended to reduce the annual funding level to $1.44 million annually effective in October 1999. During the year ended December 31, 1999 the Company made aggregate payments of approximately $2.8 million to Cree under the Development Agreement.

Other Cree Transactions

         In January 1996, the Company and Cree entered into a letter agreement under which the Company agreed to assist Cree in prosecuting its patent application for a particular process of producing colorless SiC crystals, and Cree granted the Company an irrevocable nonexclusive royalty-free license to use that process in connection with the manufacture, use and sale of lab created moissanite jewels. Under this agreement, the Company is obligated to reimburse Cree for all legal expenses incurred by Cree in preparing, filing, prosecuting and maintaining any patents issued in connection with that process for producing colorless SiC crystals. Cree was issued a patent for a process for growing colorless SiC on February 17, 1998. During the year ended December 31, 1999, the Company made no payments to Cree in connection with this letter agreement.

         Under a February 1996 letter agreement, the Company has agreed to purchase all of its requirements for the semiconductor chip component of its moissanite/diamond test instrument from Cree, and Cree granted the Company the exclusive right to purchase such chips for use in jewel analysis and verification equipment. The Company is obligated to purchase all of its requirements for such chips from Cree at prices that may not exceed Cree's then current list price for such chips and to pay Cree a royalty of 2.5% of net sales of all test instruments incorporating the Cree chip. The letter agreement has a term of twenty years. During the year ended December 31, 1999, the Company made no payments to Cree under this letter agreement.

Other Transactions

         In November 1996, the Company entered into a consulting agreement with Robert S. Thomas, now the President and an executive officer of the Company, pursuant to which Mr. Thomas provided consulting services related to the business development and sales strategy for moissanite jewels for fees to be mutually agreed upon plus expenses. The consulting agreement was terminated in June 1998 when Mr. Thomas became an employee of the Company. During 1998, the Company made payments under this agreement of $10,500 to Mr. Thomas. As additional consideration for the consulting services to be performed by Mr. Thomas, the Company granted Mr. Thomas options to purchase shares of Common Stock as follows: November 1996 - 10,650 shares at an exercise price of $2.69 per share, vesting in three equal annual installments; August 1997 - 21,300 shares at an exercise price of $4.81 per share, vesting in three equal annual installments; November 1997 - 15,000 shares at an exercise price of $15.00 per share, vesting 15% upon completion of the Company's IPO in November 1997 and the balance vesting on the ninth anniversary of grant, with acceleration if the Company meets certain performance targets for earnings per share, sales or margins during 1998, 1999, 2000 and 2001; and December 1997 - 40,000 shares at an exercise price of $13.88 per share, vesting in three equal annual installments. The Company subsequently made the August 1997 options exercisable in full upon the consummation of the Company's initial public offering. Mr. Thomas' options expire on the tenth anniversary of the date of grant.

Fairness of Transactions

         The Company believes that all of the transactions listed under the caption "Certain Transactions" were made on terms no less favorable to the Company than could have been obtained in substantially similar transactions with unaffiliated third parties. All agreements entered into between the Company, and its officers and directors and the agreements entered into between the Company and Cree during 1999 were approved by a majority of the Board. Future transactions between the Company and any officer, director, five percent shareholder or affiliate of the

Company will be approved by a majority of the Board of Directors and will be on terms no less favorable to the Company than could be obtained in substantially similar transactions with unaffiliated third parties.

Section 16(A) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires directors and certain officers of the Company, and persons who own more than 10% of the outstanding shares of the Company's Common Stock, to file with the Securities and Exchange Commission (the "SEC") initial reports of ownership and reports of changes in ownership of Common Stock. Such persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

         Based solely on a review of the copies of such reports furnished to the Company by such persons and their written representations that such reports accurately reflect all reportable transactions and holdings, the Company believes that during 1999 all such persons filed such reports on a timely basis.

                           PROPOSALS TO BE VOTED UPON

Election of Directors

         The two individuals set forth under the caption "Election as Directors--Nominees for Election as Directors" have been nominated by the Board of Directors for election at the Annual Meeting. Each nominee for director has indicated that he/she is willing and able to serve as a director if elected. However, if any nominee should become unable to serve or for good cause will not serve, the persons named on the enclosed proxy card will vote for such other nominees and substituted nominees as designated by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE DIRECTOR NOMINEES.

Proposal to Amend Articles of Incorporation to Change Company's Name

         The Board is recommending an amendment to the Company's Articles of Incorporation changing the Company's name to "Charles & Colvard, Ltd." To effect the name change, the text of Article I would be amended to read, in its entirety: "The name of the Corporation is Charles & Colvard, Ltd." The proposed name of the Company will reflect the operating name of its major business. The name change will not affect the validity or transferability of currently outstanding stock certificates, and shareholders will not be requested to surrender for exchange any stock certificates they hold. Management has chosen Charles & Colvard, Ltd. as the Company's primary operating name and plans to use it as its universal brand name for its key business. Accordingly, the Board believes alignment of the Company's name with its operating name will enhance the Company's brand equity and strengthen recognition of the Company by its customers, partners and shareholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSED NAME CHANGE.

Appointment of Independent Auditors

         The Board of Directors has appointed Deloitte & Touche LLP as independent auditors of the Company for the year ending December 31, 2000, subject to ratification by the Company's shareholders. Deloitte & Touche LLP has acted as independent auditors of the Company since February 1997. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting, will be given the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

Shareholder Proposals

         Under certain conditions, shareholders may request the Company to include a proposal for action at a forthcoming meeting of the shareholders of the Company in the proxy materials of the Company for such meeting.

All shareholder proposals intended to be presented at the 2001 Annual Meeting of the Shareholders of the Company must be received by the Company no later than December 9, 2000 for inclusion in the Proxy Statement and proxy card relating to such meeting. In addition, if a shareholder desires to make a proposal from the floor during the meeting, even if such proposal is not to be included in the Company's proxy statement, the Company's bylaws provide that the shareholder must give timely written notice of the proposal to the chief executive officer of the Company. Notice will be considered timely if it is mailed or delivered
(i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting, not less than 60 days and not more than 90 days prior to the anniversary date of the immediately preceding annual meeting, or (ii) in the case of a special meeting or an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the tenth day following the day on which notice of meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. If written notice is not timely given, the shareholder proposal will be considered untimely and the Company may exclude the proposal from consideration at the meeting or, if the proposal is permitted to be considered at the meeting, the proxies appointed pursuant to the proxy cards will have discretionary authority to vote for or against the proposal even if the proposal was not discussed in the proxy statement. Accordingly, notice of proposals to be brought before the 2001 Annual Meeting of Shareholders must be mailed or delivered no earlier than February 18, 2001 and no later than March 20, 2001 to be considered timely.

Other Matters

         The Board of Directors is not aware of any other matters to come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote said proxy in accordance with their judgment in such matters.

                             ADDITIONAL INFORMATION

Copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1999, including financial statements and schedules, will be provided upon written request, without charge, to any person whose proxy is being solicited. Any exhibit to Form 10-K is also available upon written request at a reasonable charge for copying and mailing. Written requests should be made to Mark W. Hahn, Chief Financial Officer, at C3, Inc., 3800 Gateway Boulevard, Suite 311, Morrisville, North Carolina 27560.

                                             By Order of the Board of Directors,

                                                           /s/ ROBERT S. THOMAS

                                                                Robert S. Thomas
                                                                       President

April 5, 1999

                                 C3, Inc. Proxy
                             3800 Gateway Boulevard
                                   Suite 311
                       Morrisville, North Carolina 27560


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned shareholder of C3, Inc., a North Carolina corporation (the "Company"), hereby appoints Robert S. Thomas and Mark W. Hahn as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock, no par value, of the Company held of record by the undersigned on April 3, 2000 at the Annual Meeting of the Shareholders of the Company to be held on May 15, 2000 or any adjournment thereof.

1.   ELECTION OF DIRECTORS
     [ ] FOR all nominees listed below   [ ] WITHHOLD AUTHORITY
         (except as marked below)            for all nominees

INSTRUCTION: To withhold authority to vote for any individual nominee, mark the box next to that nominee's name.

     Nominees:

     Cecil D. Raynor [  ]   Ollin B. Sykes [  ]

2. PROPOSAL TO AMEND THE COMPANY'S ARTICLES OF INCORPORATION to change the name of the Company to Charles & Colvard, Ltd.

     [  ] FOR               [  ] AGAINST               [  ] ABSTAIN

3. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP as independent auditors for the year ending December 31, 2000.

     [  ] FOR               [  ] AGAINST               [  ] ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting of the Shareholders.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE PERSONS NAMED ABOVE, THE PROPOSAL TO CHANGE THE COMPANY'S NAME TO CHARLES & COLVARD, LTD. AND FOR THE PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000.

                           (Continued on other side)









                           PLEASE SIGN THIS PROXY EXACTLY AS YOUR NAME APPEARS BELOW. WHEN SHARES ARE HELD BY JOINT TENANTS, BOTH SHOULD SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE AS SUCH. IF SHARES ARE HELD BY A CORPORATION, PLEASE SIGN THE FULL NAME OF THE CORPORATION BY AN AUTHORIZED OFFICER. IF SHARES ARE HELD BY A PARTNERSHIP, PLEASE SIGN THE FULL NAME OF THE PARTNERSHIP BY AN AUTHORIZED PERSON.

                           Signature: _____________________________


                           Signature: _____________________________
                                           (if held jointly)

                           DATED: ______________________________

                           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE